              BLACK HAWK GAMING &
              DEVELOPMENT COMPANY, INC.
              (A WHOLLY-OWNED SUBSIDIARY OF
              JACOBS ENTERTAINMENT, INC.)

              Consolidated Financial Statements for the Years Ended
              December 31, 2002, 2001 and 2000 and Independent
              Auditors' Report

EXHIBIT 99.5

Significant Guarantor Information

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Black Hawk Gaming & Development Company, Inc.
Black Hawk, Colorado

We have audited the accompanying consolidated balance sheets of Black Hawk
Gaming & Development Company, Inc. and subsidiaries (a wholly-owned subsidiary of Jacobs Entertainment, Inc.) (the "Company"), as of December 31, 2002 and
2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31,
2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Black Hawk Gaming & Development
Company, Inc. and subsidiaries (a wholly-owned subsidiary of Jacobs
Entertainment, Inc.) as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on January 1,
2001, the Company adopted Statement of Financial Accounting Standards No. 133,
Accounting for Derivative Instruments and Hedging Activities.

As discussed in Notes 2 and 4, in 2002 the Company adopted Statement of
Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 1 to the consolidated financial statements, on February 22,
2002, Black Hawk Gaming & Development Company, Inc. was acquired by an entity formed by its principal stockholder.

DELOITTE & TOUCHE LLP

Denver, Colorado
March 20, 2003

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
(A WHOLLY-OWNED SUBSIDIARY OF JACOBS ENTERTAINMENT, INC.)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
(DOLLARS IN THOUSANDS)

ASSETS                                               2002             2001
                                                 ------------    -------------
CURRENT ASSETS:
  Cash and cash equivalents                      $     16,743    $      15,677
  Accounts receivable                                     360              117
  Inventories                                             584              552
  Prepaid expenses                                      1,450            1,511
  Deferred income tax                                                      547
                                                 ------------    -------------
      Total current assets                             19,137           18,404

LAND                                                   26,221           18,974

GAMING FACILITIES:
  Building and improvements                            60,596           63,573
  Equipment                                            19,636           24,766
  Accumulated depreciation                            (13,424)         (19,032)
                                                 ------------    -------------
     Total gaming facilities                           66,808           69,307

OTHER ASSETS:
  Goodwill                                             15,611           19,016
  Construction in progress                              2,128              604
  Debt issue costs                                      6,464            1,736
  Other assets                                            322              875
  Deferred income tax                                                      778
                                                 ------------    -------------
TOTAL                                            $    136,691    $    129,694
                                                 ============    =============

                                                                     (Continued)

                                       -2-

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
(A WHOLLY-OWNED SUBSIDIARY OF JACOBS ENTERTAINMENT, INC.)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
(DOLLARS IN THOUSANDS)

LIABILITIES AND STOCKHOLDERS' EQUITY                   2002           2001

CURRENT LIABILITIES:
  Accounts payable and accrued expenses            $      5,061   $      4,636
  Income taxes payable                                                     666
  Accrued payroll                                           552            556
  Gaming taxes payable                                    2,520          2,767
  Property taxes payable                                    663            754
  Slot club liability                                       940            949
  Due to parent                                           4,484
  Current portion of long-term debt                         413            387
                                                   ------------   ------------
      Total current liabilities                          14,633         10,715

LONG-TERM DEBT AND OTHER LIABILITIES:
  Long term debt                                         95,783         58,800
  BID bonds payable                                       4,499          4,912
                                                   ------------   ------------
      Total long-term debt                              100,282         63,712

  Interest rate swap liability                                           1,911
  Deferred income tax liability                                            702
                                                   ------------   ------------
      Total liabilities                                 114,915         77,040
                                                   ------------   ------------
COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST                                                        7,412

STOCKHOLDERS' EQUITY:
  Preferred stock; $.001 par value;
   10,000,000 shares authorized;
   none issued and outstanding
  Common stock; $.001 par value;
   40,000,000 shares authorized;
   100 and 4,154,400 shares issued
   and outstanding, respectively                                             4
  Additional paid-in capital                             11,396         18,753
  Accumulated other comprehensive loss                                  (1,173)
  Retained earnings                                      10,380         27,658
                                                   ------------   ------------
        Total stockholders' equity                       21,776         45,242
                                                   ------------   ------------
TOTAL                                              $    136,691   $    129,694
                                                   ============   ============

                                                                     (Concluded)
See notes to consolidated financial statements.

                                       -3-

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
(a wholly-owned subsidiary of Jacobs Entertainment, Inc.)

CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS FROM JANUARY 1, 2002 THROUGH FEBRUARY 22, 2002, AND
FEBRUARY 23, 2002 THROUGH DECEMBER 31, 2002, AND THE YEARS ENDED DECEMBER 31,
2001 AND 2000
(DOLLARS IN THOUSANDS)

                                   JANUARY 1,     FEBRUARY 23,      FOR THE         FOR THE
                                  2002 THROUGH    2002 THROUGH     YEAR ENDED      YEAR ENDED
                                  FEBRUARY 22,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                      2002            2002            2001            2002
                                  ------------    ------------    ------------    ------------
REVENUES:
  Casino revenue                  $     14,523    $     83,515    $    100,699    $     81,988
  Food and beverage revenue              1,624           8,801          11,931           9,153
  Hotel revenue                            189           1,271           1,392           1,048
  Other                                     96             587           1,626             744
                                  ------------    ------------    ------------    ------------
      Total revenues                    16,432          94,174         115,648          92,933
      Promotional allowances            (2,462)        (13,310)        (17,099)        (14,058)
                                  ------------    ------------    ------------    ------------
      Net revenues                      13,970          80,864          98,549          78,875
                                  ------------    ------------    ------------    ------------

COSTS AND EXPENSES:
  Casino operations                      4,333          26,689          31,368          26,014
  Food and beverage operations           1,512           8,366          10,745           8,210
  Hotel operations                         130             521             640             469
  Marketing, general and
    administrative                       4,778          24,598          32,093          24,800
  Privatization and other non-
    recurring costs                      3,882                           1,509
  Depreciation and amortization          2,510           5,385           7,789           5,746
                                  ------------    ------------    ------------    ------------
      Total costs and expenses          17,145          65,559          84,144          65,239
                                  ------------    ------------    ------------    ------------
OPERATING (LOSS) INCOME                 (3,175)         15,305          14,405          13,636

  Interest income                           13              27             182             285
  Other income                             119
  Interest expense                      (2,881)        (11,931)         (5,271)         (3,424)
                                  ------------    ------------    ------------    ------------
(LOSS) INCOME BEFORE
   MINORITY INTEREST AND
    INCOME TAXES                        (5,924)          3,401           9,316          10,497

MINORITY INTEREST                          127                          (2,030)         (2,060)
                                  ------------    ------------    ------------    ------------
(LOSS) INCOME BEFORE
 INCOME TAXES                           (5,797)          3,401           7,286           8,437
                                  ------------    ------------    ------------    ------------
INCOME TAXES                                                             3,117           2,976
                                  ------------    ------------    ------------    ------------
NET (LOSS) INCOME                 $     (5,797)   $      3,401    $      4,169    $      5,461
                                  ============    ============    ============    ============

See notes to consolidated financial statements.

                                       -4-

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
(A WHOLLY-OWNED SUBSIDIARY OF JACOBS ENTERTAINMENT, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(DOLLARS IN THOUSANDS)

                                                                                                        ACCUMULATED
                                                                               ADDITIONAL                  OTHER
                                                          COMMON STOCK          PAID-IN    RETAINED    COMPREHENSIVE
                                                      SHARES        AMOUNT      CAPITAL    EARNINGS         LOSS        TOTAL
BALANCES,
  JANUARY 1, 2000                                        4,110    $       4    $   18,466  $  18,028                   $ 36,498
  Stock issued for compensation                              2                         10                                    10
  Exercise of stock options                                 15                         93                                    93
  Net income                                                                                   5,461                      5,461
                                                     ---------    ---------    ----------  ---------   -------------   --------
BALANCES,
  DECEMBER 31, 2000                                      4,127            4        18,569     23,489                     42,062
  Stock issued for compensation                              3                         26                                    26
  Exercise of stock options                                 24                        158                                   158
  Comprehensive income:
    Transition adjustment as a result of
     the adoption of Statement of Financial
     Accounting Standards No. 133, net of
     income taxes                                                                                      $         368        368
    Reclassification adjustment for
     amortization of cumulative
     transition adjustment, included in
     net income, net of income taxes                                                                            (158)      (158)
    Unrealized loss on interest rate swap,
     net of income taxes                                                                                      (1,383)    (1,383)
  Net income                                                                                   4,169                      4,169
                                                     ---------    ---------    ----------  ---------   -------------   --------
    Total comprehensive income                                                                                            2,996
                                                                                                                       --------
BALANCES,
  DECEMBER 31, 2001                                      4,154            4        18,753     27,658          (1,173)    45,242
  Exercise of stock options                                                             6                                     6
  Privatization merger                                  (4,054)          (4)            4
  Push down of JEI basis:
   Elimination of retained earnings applicable
   to shares acquired on February 22, 2002                                         14,882    (14,882)
  Effect of recording goodwill and debt
   resulting from the February 22, 2002
   acquisition                                                                    (29,471)                              (29,471)
  Capital contribution-acquisition
   of minority interest                                                             7,222                                 7,222
  Comprehensive loss:
   Realized loss on interest rate swap,
   net of income taxes                                                                                         1,173      1,173
  Net loss                                                                                    (2,396)                    (2,396)
                                                     ---------    ---------    ----------  ---------   -------------   --------
      Total comprehensive loss                                                                                           (1,223)
                                                                                                                       --------
BALANCES,
 DECEMBER 31, 2002                                         100    $            $   11,396  $  10,380   $               $ 21,776
                                                     =========    =========    ==========  =========   =============   ========

See notes to consolidated financial statements.

                                       -5-

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
(A WHOLLY-OWNED SUBSIDIARY OF JACOBS ENTERTAINMENT, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS FROM JANUARY 1, 2002 THROUGH FEBRUARY 22, 2002,
AND FEBRUARY 23, 2002 THROUGH DECEMBER 31, 2002, AND THE YEARS ENDED
DECEMBER 31, 2001 AND 2000
(DOLLARS IN THOUSANDS)

                                                                     JANUARY 1,     FEBRUARY 23,      FOR THE          FOR THE
                                                                    2002 THROUGH    2002 THROUGH     YEAR ENDED      YEAR ENDED
                                                                    FEBRUARY 22,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                        2002            2002            2001             2000
                                                                    ------------    ------------    ------------    ------------
OPERATING ACTIVITIES:
  Net (loss) income                                                 $     (5,797)   $      3,401    $      4,169    $      5,461
  Adjustments to reconcile net (loss) income to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                        2,510           5,385           7,789           5,746
      Change in fair value of interest rate swap, net                                                         74
      Minority interest                                                     (127)                          2,030           2,060
      (Gain) loss on sale of equipment                                      (194)             42             133             146
      Noncash compensation                                                                                    26              13
      Deferred taxes                                                                                          20             401
      Due (to) from parent                                                                 4,484
  Changes in operating assets and liabilities, net of the
   impact of acquisition in 2001:
    Accounts receivable, inventories, prepaid expenses
     and other assets                                                      1,805          (4,553)           (687)           (551)
    Accounts payable, accrued expenses and other
     current liabilities                                                  (1,339)            944             117            (325)
                                                                    ------------    ------------    ------------    ------------
           Net cash provided by (used in) operating activities            (3,142)          9,703          13,671          12,951
                                                                    ------------    ------------    ------------    ------------
INVESTING ACTIVITIES:
  Construction and equipping of gaming facility                             (340)         (5,081)         (4,967)         (2,407)
  Acquisition costs related to the Gold Dust West                                                             (2)           (696)
  Deposit related to the Gold Dust West                                                                                     (500)
  Acquisition of the Gold Dust West, net of cash acquired                                                (26,000)
  Proceeds from the sale of land                                             142
  Proceeds from the sale of equipment                                                        229             110              91
                                                                    ------------    ------------    ------------    ------------
           Net cash used in investing activities                            (198)         (4,852)        (30,859)         (3,512)
                                                                    ------------    ------------    ------------    ------------
FINANCING ACTIVITIES:
  Proceeds from reducing and revolving credit facility                                                    36,500
  Payments on BID bonds                                                                     (387)           (362)           (340)
  Payment to amend reducing and revolving credit facility                                                   (571)
  Payments on long-term debt and GHC revolving
   line of credit                                                                                           (421)           (378)
  Payments on reducing and revolving credit facility                                                      (7,600)         (9,100)
  Distributions to minority interest owner                                                   (64)         (3,357)         (1,435)
  Exercise of stock options                                                    6                             158              93
                                                                    ------------    ------------    ------------    ------------
           Net cash provided by (used in)  financing activities                6            (451)         24,347         (11,160)
                                                                    ------------    ------------    ------------    ------------

                                                                                                                      (Continued)

                                       -6-

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
(A WHOLLY-OWNED SUBSIDIARY OF JACOBS ENTERTAINMENT, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIODS FROM JANUARY 1, 2002 THROUGH FEBRUARY 22, 2002, AND
FEBRUARY 23, 2002 THROUGH DECEMBER 31, 2002, AND THE YEARS ENDED DECEMBER 31,
2001 AND 2000
(Dollars in thousands)

                                            JANUARY 1,     FEBRUARY 23,      FOR THE       FOR THE
                                           2002 THROUGH    2002 THROUGH     YEAR ENDED    YEAR ENDED
                                           FEBRUARY 22,    DECEMBER 31,    DECEMBER 31,  DECEMBER 31,
                                               2002            2002            2001         2000
                                           ------------    ------------   -------------  ------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                          $     (3,334)   $      4,400   $      7,159   $     (1,721)

CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD                                       15,677          12,343          8,518         10,239
                                           ============    ============   =============  ============
CASH AND CASH EQUIVALENTS, END
 OF PERIOD                                       12,343          16,743         15,677          8,518
                                           ------------    ------------   -------------  ------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                   $        524    $      6,312   $      5,388   $      3,392
                                           ============    ============   =============  ============
  Cash paid for income taxes               $        470                   $      2,357   $      2,893
                                           ============                   =============  ============
  Non-cash financing                       $     95,783
                                           ============

See notes to consolidated financial statements.

                                                                     (Concluded)
                                       -7-

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
(A WHOLLY-OWNED SUBSIDIARY OF JACOBS ENTERTAINMENT, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.      BUSINESS

        Black Hawk Gaming & Development Company, Inc. and subsidiaries (a wholly-owned subsidiary of Jacobs Entertainment, Inc.) (the "Company" or
        "BHWK") is an owner, developer and operator of gaming properties in
        Black Hawk, Colorado and Reno, Nevada. Through April 23, 1998, the
        Company owned a 50% interest in the Gilpin Hotel Venture ("GHV"), which owned the Gilpin Hotel Casino, which the Company developed and has managed since 1992. On April 24, 1998, the Company acquired the other
        50% interest in GHV and related land for $10 million (see Note 4).

        In November 1996, the Company entered into an Amended and Restated
        Purchase Agreement and an Operating Agreement to form Black Hawk/Jacobs
        Entertainment LLC (the "LLC") for the purpose of developing and managing a casino/hotel/parking complex in Black Hawk, Colorado, The Lodge Casino at Black Hawk (The Lodge). During the second quarter of 1998, the
        Company completed the development of the casino portion of The Lodge, which opened for business on June 24, 1998. On August 17, 1998, the hotel portion of the project opened, and on November 6, 1998, the parking garage opened. The total cost of the casino/hotel/parking complex was approximately $74 million (see Note 5).

        On January 4, 2001, the Company purchased the assets and operating business of the Gold Dust Motel, Inc. d/b/a Gold Dust West (the "GDW"),
        located in Reno, Nevada, for $26.5 million (see Note 7).

        In addition, included within the Company is BHWK corporate
        ("Corporate"). Generally, Corporate operations are not a profit center, but rather a managerial entity which directs the overall operations of the Company.

        On February 22, 2002, Jacobs Entertainment, Inc. ("JEI"), an entity formed by the Company's principal stockholder, Chairman of the Board and
        Chief Executive Officer, Jeffrey P. Jacobs, acquired all of the outstanding shares of the Company that he did not already own, for
        $12.00 per share resulting in a total aggregate purchase price of
        $36,980. The Company's stockholders approved this transaction on January
        4, 2002 (see Note 3).

2.      SIGNIFICANT ACCOUNTING POLICIES

        Consolidation - The accompanying consolidated financial statements include the accounts of the Company, the GHV, and beginning on January
        4, 2001, the Company's 100% ownership interest in the GDW. All inter-company transactions and balances have been eliminated in consolidation. Through February 22, 2002, the Company also recorded minority interest, which reflects the portion of the equity in earnings of the LLC applicable to the 25% minority interest owners of the LLC
        (see Note 3).

        Cash Equivalents - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                                       -8-

        Inventory - Inventory consists of food and beverages, chips and tokens and uniforms and are recorded at the lower of cost (first-in, first-out method) or market.

        Gaming Facilities - Building and improvements and equipment are depreciated using the straight-line method over the estimated useful lives of the assets (39 years for building and improvements, and 5 to 7 years for equipment). Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposal of assets are recognized as incurred.

        Debt Issue Costs - Debt issue costs are capitalized and amortized, using the straight-line method (which approximates the effective interest method), over the life of the related loan.

        Goodwill - Through February 22, 2002, goodwill is amortized using the straight-line method over 15 years. See Note 3 for discussion on the composition of goodwill after February 22, 2002 and Note 4 for additional discussion regarding goodwill and other intangible assets.

        Slot Club Liability - The Company's casinos offer customers the ability to become members in their respective slot clubs. Once a member, the customer can insert a special card into slot and video poker machines while playing in the Company's casinos to earn "points." Based on their point totals, members receive various cash rewards and gift prizes. The
        Company accrues the cost of points as they are earned by the members of the slot clubs.

        Outstanding Gaming Chip and Token Liability - When customers exchange cash for gaming chips and tokens, the Company has a liability as long as those chips and tokens are not redeemed or won by the house. That liability is established by determining the difference between the total chips and tokens placed in service and the actual inventory of chips and tokens in custody or under the control of the casinos. The chip and token liability is adjusted periodically to reflect an estimate of chips and tokens that will never be redeemed, such as chips and tokens that have been lost or taken as souvenirs.

        Casino Revenues - Casino revenues are the net winnings from gaming activities, which is the difference between gaming wins and losses.

        Hotel, Food and Beverage, and Other Revenue - The Company recognizes hotel, food and beverage and other revenue at the time that goods or services are provided.

        Promotional Allowances - Gross revenues include the retail amount of rooms, food and beverages provided gratuitously to customers. When computing net revenues, the retail amount of rooms, food and beverages and coupons, gratuitously provided to customers, as well as slot club player point redemptions, is deducted from gross revenues as promotional allowances. The estimated cost of such complimentary services for rooms, food, and beverages is charged to casino operations and was $3,554,
        $4,149 and $3,273 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Privatization and Other Non-Recurring Costs - During the years ended
        December 31, 2002 and 2001, the Company incurred $3,882 and $1,509, respectively, in relation to the acquisition of its remaining shares on
        February 22, 2002 described in Notes 1 and 3, primarily consisting of legal and accounting fees. Such costs are expensed in the accompanying
        2002 and 2001 consolidated statements of income.

        Income Taxes - The Company accounts for income taxes in accordance with
        Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting
        for Income Taxes. SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax

                                       -9-

        effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. During 2002, the Company changed its tax status from a C-Corporation to an S-Corporation. Accordingly, no provision for income taxes has been recorded in the accompanying consolidated financial statements subsequent to the effective date of this election.
        See Note 12.

        Minority Interest - The Company records minority interest, which reflects the portion of the equity and earnings of the LLC which are applicable to the minority interest owners of the LLC.

        Stock Issued for Services - Common stock was issued, or accrued for issuance, to directors in 2001 and 2000 for services, and was valued at the market value as of the date awarded. Included in marketing, general and administrative expenses in the consolidated statements of income for the years ended December 31, 2001 and 2000 is $14 and $12, respectively, of expenses related to stock issued or accrued for services. No stock was issued for services in 2002.

        Employee Stock Compensation Plans - The Company used the intrinsic value method to account for stock options and similar stock-based employee compensation plans. The exercise price of stock options issued to employees equaled the market price of the stock on the measurement date, and therefore, the Company did not record compensation expense on stock options granted to employees. Options granted to non-employees were valued at estimated fair value and charged to operations as earned. See
        Note 11 for discussion of the Company's previous stock options plans.

        Since the Company followed the intrinsic value method to account for stock options issued to employees, no compensation expense was recognized since options were granted at market price. Had compensation cost for the Company's plans been determined based on the fair value of the options at the grant date, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                             2001               2000
                                         ---------------    ----------------
        Net income - as reported         $         4,169    $         5,461
        Net income - pro forma           $         4,088    $         5,323

        The weighted average fair value of the stock options granted was $0 in
        2001 and $4.06 in 2000. The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2000: risk-free interest rate of 5.11%; expected dividend yield of 0%; expected life of three years; and expected volatility of 124.07% (see Note 11).

        Operating Segments - As of January 4, 2001, the Company acquired the GDW
        (see Note 7). This acquisition expanded the Company's operations into a second gaming jurisdiction other than Black Hawk, Colorado creating a new operating segment as defined by SFAS No. 131, Disclosures about
        Segments of an Enterprise and Related Information ("SFAS No. 131") (see
        Note 15).

        Derivative Financial Instruments - The Company uses derivative instruments to manage exposures to interest rate risk. The Company's primary objective for holding derivatives is to minimize the risks associated with the impact of interest rate exposure. Specifically, the
        Company uses interest rate swaps, as cash flow hedging instruments, to manage its exposure to interest rate risk on its variable-rate debt. The
        Company does not enter into derivative transactions for trading purposes, or for fixed rate debt.

                                      -10-

        Derivative financial instruments taken alone may expose the Company to varying degrees of market and credit risk in excess of amounts recognized in the financial statements. However, when used for hedging purposes, these instruments typically reduce overall interest rate risk.
        The Company controls the credit risk of its financial contracts through credit approvals, limits, and monitoring procedures. As the Company enters into derivative transactions only with high quality institutions, no losses associated with non-performance on its derivative financial instrument have occurred or are expected to occur.

        Effective January 1, 2001 the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS
        No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value.
        If the derivative has been designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative has been designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income net of taxes, and recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in current earnings.

        The adoption of SFAS No. 133 resulted in the Company recording a $368 gain (net of $200 in taxes) in accumulated other comprehensive loss as a transition adjustment for its derivative instrument which had been designated in a hedging relationship that addressed the variable cash flow exposure of a forecasted transaction prior to adopting SFAS No.
        133. (See Note 9).

        Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of
        America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates used by the Company include the estimated useful lives for depreciable and amortizable assets and estimated cash flows in assessing the recoverability of long-lived assets. Actual results could differ from those estimates.

        Reclassifications - Certain reclassifications have been made in the 2001 and 2000 financial statements to conform with the classifications used in 2002. These reclassifications had no effect on the Company's financial position or net income.

        Recently Issued Accounting Standards - In July 2001, the Financial
        Accounting Standards Board ("FASB") issued SFAS No. 141, Business
        Combinations ("SFAS No. 141"). SFAS No. 141 improves the transparency of the accounting and reporting for business combinations by requiring that all business combinations be accounted for under the purchase method.
        This Statement is effective for all business combinations initiated after June 30, 2001. The Company adopted SFAS No. 141 on July 1, 2001, and the adoption of SFAS No. 141 did not have a material impact on the
        Company's financial position or results of operations.

        In July 2001, FASB issued SFAS No. 142, Goodwill and Other Intangible
        Assets ("SFAS No. 142") (see Note 4).

        In August 2001, the FASB issued SFAS No. 144, Accounting for the
        Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"). SFAS No.
        144 supersedes current accounting guidance relating to impairment of long-lived assets and provides a single accounting methodology for long-lived assets to

                                      -11-

        be disposed of, and also supersedes existing guidance with respect to reporting the effects of the disposal of a business. SFAS No. 144 was adopted January 1, 2002, without a material impact on the Company's financial position or results of operations.

        In July 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated
        With Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for
        Certain Employee Termination Benefits and Other Costs to Exit an
        Activity (including Certain Costs Incurred in a Restructuring)." This
        Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. SFAS No.
        146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position or results of operations.

        In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based
        Compensation--Transition and Disclosure--an amendment of FASB Statement
        No. 123" ("SFAS No. 148"). This Statement amends FASB Statement No. 123,
        "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS
        No. 148 is effective for fiscal years ending after December 15, 2002.
        The Company does not anticipate that the adoption of this statement will have a material effect on its financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45")
        "Guarantor's Accounting and Disclosure Requirements for Guarantees,
        Including Indirect Guarantees of Indebtedness of Others an
        interpretation of FASB Statements No. 5, 57, and 107 and rescission of
        FASB Interpretation No. 34". This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The guarantee recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The Company has adopted disclosure requirements effective for the year ended December 31, 2002 and will adopt the recognition and measurement provisions on a prospective basis. The
        Company does not expect the recognition and measurement provisions to have a material affect on the Company's statement of position or results of operations.

        In January 2003, the FASB issued FIN 46 "Consolidation of Variable
        Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). This
        interpretation explains how to identify a variable interest entity and how to assess its interest in the variable interest to decide if consolidation is appropriate. FIN 46 requires entities to be consolidated by their primary beneficiaries if the variable interest entity does not effectively disperse risk among parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise acquired an interest after that date. For variable interest entities in which an enterprise had acquired an interest in before
        February 1, 2003, it applies in the first fiscal year or interim period beginning after June 15, 2003. The Company has not yet completed its assessment on whether FIN 46 will affect its financial condition and results of operations. However, the Company does not anticipate that the adoption of FIN 46 will have a material effect on its financial position or results of operations.

                                      -12-

3.      ACQUISITION OF THE COMPANY

        Prior to February 22, 2002, JEI owned 32% of the outstanding shares of the Company. On February 22, 2002, JEI acquired the remaining shares of the Company through a cash merger for $36 million using proceeds from the issuance of debt on that date. As a result of becoming a wholly-owned subsidiary of JEI and collateralizing this debt with
        Company assets, the Company has applied the principles of push down accounting and, accordingly, has recorded goodwill, debt, and the elimination of minority interests in the LLC in the accompanying consolidated financial statements. Furthermore, the principles of push down accounting were applied to the separate reporting units of the
        Company, consisting of the separate casino operations of the Gilpin
        Hotel Casino, The Lodge Casino at Black Hawk, and the Gold Dust West
        Casino. The Company allocated the $36 million acquisition price to the respective reporting units based upon their individual pro-rata contribution to operating income less depreciation, and has recorded the goodwill associated with each reporting unit reflecting the difference between the allocated purchase price and the proportionate share of the fair market value of net assets acquired which was based upon an independent valuation of the Company's net assets. Furthermore, the debt issued to acquire the Company has also been pushed down to these reporting units using a similar allocation methodology.

4.      GOODWILL AND OTHER INTANGIBLE ASSETS

        SFAS No. 142 applies to intangibles and goodwill acquired after June 30,
        2001, as well as goodwill and intangibles previously acquired. Under
        SFAS No. 142, goodwill as well as other intangibles determined to have an indefinite life will no longer be amortized; however, these assets will be reviewed for impairment on a periodic basis. The Company adopted
        SFAS No. 142 on January 1, 2002, has completed its transitional impairment test at January 1, 2002, and has determined that no impairment of its goodwill balances exits. In addition, the Company has reassessed the useful lives of its identifiable intangible assets without any change to the previously established amortization periods of such assets. The Company also performed its annual impairment test as of
        September 30, 2002 and determined that goodwill was not impaired.

        The amortization expense and net income of the Company for the years in the period ended December 31, 2001 and 2000 are as follows:

                                                   2001              2000
                                               -------------    --------------
     Reported net income                       $       4,169    $       5,461
     Add back:  Goodwill amortization                  1,456              438
                                               -------------    --------------
     Adjusted net income                       $       5,625    $       5,899
                                               =============    ==============

5.      GILPIN HOTEL VENTURE

        In May 1991, the Company entered into an agreement to purchase a one-half interest in undeveloped land and an historic hotel property known as the Gilpin Hotel, both located in Black Hawk, Colorado.
        Simultaneously, the Company entered into a joint venture agreement (the
        "Agreement") to form GHV with Gilpin Ventures, Inc. ("GVI"), the owners of the remaining one-half interest in the properties, for the purpose of developing and operating a limited-stakes gaming and restaurant facility, the Gilpin Hotel Casino (the "Gilpin"). The Gilpin opened for business in October 1992. Each party owned 50% of GHV. Under the terms of the Agreement, the Company was the manager of the joint venture.

        On April 24, 1998, the Company acquired the other 50% interest in GHV and related land for $10,000. The acquisition was accounted for by the
        Company under the purchase method of accounting and

                                      -13-

        accordingly, 100% of GHV's results of operations are included in the accompanying financial statements.

6.      BLACK HAWK/JACOBS ENTERTAINMENT LLC

        In December 1994, the Company signed a joint venture agreement with
        Jacobs Entertainment, Inc. ("Jacobs") of Cleveland, Ohio, to develop a major casino/hotel/parking structure complex in Black Hawk, Colorado, named The Lodge Casino at Black Hawk. Construction of the 250,000 square foot project began in January 1997. The casino portion of the project was completed and opened for business on June 24, 1998. As a result of the refinements during the development process, it was decided to incorporate a three-story overflow parking structure into The Lodge project. Two stories of the overflow parking structure provide parking for The Lodge, and the third-story of the structure provides a portion of the parking for the Gilpin Hotel Casino. The hotel portion of the project and the garage were completed during August 1998 and November
        1998, respectively.

        On November 12, 1996, the Company entered into an agreement with
        Diversified Opportunities Group, Inc. ("Diversified") and BH
        Entertainment Ltd. ("BH") (both affiliates of Jacobs) whereby
        Diversified, BH and the Company created the LLC in which the Company is a 75% member and the Jacobs' affiliates are a 25% member.

7.      GOLD DUST WEST CASINO - ACQUISITION

        On January 4, 2001, the Company purchased the assets and operating business of the GDW, a casino and motel located in Reno, Nevada, for
        $26,500. This transaction was recorded using the purchase method of accounting for business combinations, and accordingly, 100% of the GDW's operations are included in the Company's results for the period subsequent to the acquisition date.

        The Company obtained an appraisal of the assets of the GDW at the date of acquisition, and the total purchase price, including approximately
        $698 of transaction costs, was allocated to the GDW assets as follows:

          Cash                                                $           45
          Land                                                         3,560
          Building, furniture, fixtures and equipment                  7,701
          Other assets                                                    96
          Acquisition costs                                              698
          Goodwill                                                    15,098
                                                              ---------------
          Total purchase price                                $       27,198
                                                              ===============

        Assuming the GDW acquisition had occurred on January 1, 2000, for the year ended December 31, 2000, net revenues would have been $97,899 and net income would have been $6,295. The pro forma financial information is not necessarily indicative of either the results of operations that would have occurred had this agreement been effective on January 1,
        2000, or of future operations.

                                      -14-

8.      LONG-TERM DEBT

        Long-term debt consists of the following at December 31:

                                                                                           2002                2001
                                                                                       --------------      --------------
Senior secured notes due 2009, with interest only payable each February 1, and
 August 1, beginning August 1, 2002 at a fixed interest rate of 11 7/8%.               $       95,783

Reducing and revolving credit facility amended January 4, 2001, upon acquisition of GDW; a four year reducing and revolving facility totaling $75 million;
 interest accrues at either the prime rate published by Wells Fargo Bank or the
 LIBOR rate plus an applicable margin based upon financial ratios maintained by the Company (approximately 8.94% for the quarter ended December 31, 2001); two quarterly reductions in availability commence January 2002 at $1,875 each, the next four quarterly reductions in availability commencing July 2002 of $2,813 each, with the following four quarterly reductions in availability commencing
 July 2003 of $3,750 each, until April 16, 2004, when the balance of the facility is due. Substantially all of the assets of the Company, GHV, the LLC and the GDW
 are pledged as collateral under the facility                                                              $       58,800

Bonds payable; issued in two series with interest payments varying between 6.25%
 and 6.50%; principal and interest payments approximating $360 are due semi-annually beginning in June 2000 continuing until December 2011; secured by
 the street and other infrastructure improvements made by the LLC                               4,912               5,299
                                                                                       --------------      --------------
                                                                                              100,695              64,099
Less current portion                                                                              413                 387
                                                                                       --------------      --------------
Total                                                                                  $      100,282      $       63,712
                                                                                       ==============      ==============

        On February 8, 2002, JEI completed a $125,000 private placement of 11
        7/8% Senior Secured Notes (the "Notes") due 2009, with interest payable on each February 1, and August 1, with payments beginning August 1,
        2002. The Notes are principally secured by the assets and stock of the
        Company. As of December 31, 2002, debt issue costs of $8,681 have been incurred related to the issuance of the Notes. These costs are being amortized over the life of the related debt, using the effective interest method. As discussed in Note 3, the Company has applied the principles of push down accounting, and accordingly has recognized its pro-rata allocation of the Notes of $95,783 and the debt issue costs of
        $6,464 in the accompanying consolidated financial statements. The Notes contain a number of affirmative and negative covenants which among other things require JEI to maintain certain financial ratios and refrain from certain actions without prior approval from the Trustee of the Notes. As of December 31, 2002, JEI is in compliance with all such debt covenants.

        Effective July 12, 2002, JEI entered into a $10,000 line of credit
        ("LOC") agreement with Foothill Capital Corporation, expiring July 12,
        2007. The LOC bears interest at the prime rate published by Wells Fargo
        Bank, plus 1.75% (6.0% as of December 31, 2002). The LOC is collateralized by the land, buildings and related improvements of The
        Lodge and the Gilpin Hotel and Casino. The security interests under the terms of the LOC are contractually senior to the Notes discussed above.

        On December 21, 2000, the Company entered into the first amendment to its existing reducing and revolving credit facility with an effective date of January 4, 2001, the acquisition date of the assets and operating business of the GDW. On January 4, 2001, the Company borrowed
        $30,500 on this credit facility, of which $27,198 was used to fund the acquisition. The first amendment to the Company's

                                      -15-

        credit agreement increased the aggregate reducing and revolving credit facility to $75,000. Debt issue costs of $483 were incurred on this transaction and are being amortized over the life of the related debt, in accordance with the Company's accounting policy. On February 22,
        2002, this debt was paid off using proceeds from the senior secured notes.

        In conjunction with the Company's acquisition on February 22, 2002, discussed in Note 1, $1,543 in capitalized debt issue costs related to the Company's reducing and revolving credit facility were charged to operations during the first quarter of 2002.

        Scheduled principal payments as of December 31, 2002, are as follows:

          2003                                 $          413
          2004                                            441
          2005                                            472
          2006                                            504
          2007                                            538
          Thereafter                                   98,327
                                               --------------
          Total                                $      100,695
                                               ==============

9.      DERIVATIVE FINANCIAL INSTRUMENT

        As discussed in Note 2, the Company was a party to an interest rate swap agreement with off-balance-sheet risk. This derivative transaction was used to hedge interest rate risk in the Company's variable rate debt.
        Prior to its termination on February 16, 2001, the interest rate swap agreement ("IRS No. 1") provided that, on a quarterly basis, the Company paid a fixed rate of 5.18% on the notional amount of $35,000 and received a payment based on LIBOR applied to the notional amount. Gains or losses on the interest rate exchange were included in interest expense as realized or incurred. From January 1, 2001 through February
        16, 2001, the Company recorded a $318 charge to interest expense due to the devaluation of IRS No. 1. Although the transition adjustment was reflected in other comprehensive loss, subsequent changes in the value of IRS No. 1 are reflected in the income statement because the swap was not designated as a hedging instrument as defined by SFAS No. 133. As a result of terminating IRS No. 1, the Company reclassified $158 (net of
        $86 in taxes) of the transition gain from other comprehensive loss to interest expense representing the amortization over its original term.

        On February 16, 2001, the Company terminated IRS No. 1 and simultaneously entered into a new interest rate swap agreement ("IRS No.
        2"), with the same counterparty, with an initial notional amount of
        $50,000 including scheduled reductions of $10,000 each at December 31,
        2002 and December 31, 2003, until final maturity on April 16, 2004. IRS
        No. 2 provides that, on a quarterly basis, the Company pays a fixed rate of 5.46% on the notional amount of $50,000 and receives a payment based on LIBOR applied to the notional amount. IRS No. 2 was documented and designated as a cash flow hedge as defined by SFAS No. 133. Derivative losses included in other comprehensive loss for the year ended December
        31, 2001 amounted to $1,383 net of $778 in taxes reflecting the decline in market value of IRS No. 2.

        Derivative losses included in accumulated other comprehensive loss were charged to earnings at the time interest expense was recognized on the
        Wells Fargo Bank debt. Derivative losses of $426 net of $240 in taxes on
        IRS No. 2 were reclassified to interest expense in 2001.

        In conjunction with the Company's acquisition on February 22, 2002, discussed in Note 1, the Company terminated its $50,000 interest rate swap with a charge to operations of $2,655.

                                      -16-

10.     ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following disclosure of estimated fair value of the Company's financial instruments has been determined by the Company using available market information and generally accepted valuation methodologies.
        However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The asset (liability) amounts for the Company's financial instruments are as follows:

                                                        2002                             2001
                                          ------------------------------    ------------------------------
                                                              ESTIMATED                         ESTIMATED
                                            CARRYING            FAIR           CARRYING           FAIR
                                             AMOUNT             VALUE          AMOUNT             VALUE
                                          ---------------   ------------    --------------    ------------

        Liabilities - Debt                $       100,695   $    105,484    $       64,099    $     64,099

        Interest Rate Swap
        Agreement                                                                    1,911           1,911

        The estimation methodologies utilized by the Company are summarized as follows:

        Debt - The fair value of variable-rate debt at December 31, 2001 is estimated to be equal to its carrying amount. The fair value of senior secured notes issued in 2002 is based upon quoted market rates. The fair value of other fixed rate debt is estimated to be equal to its carrying amount, based on the prevailing market interest rates for debt of similar dollar amount, maturity and risk.

        Interest Rate Swap Agreement - The fair value of the interest rate swap agreement is based on the present value of estimated payments that would be received or paid by the Company over the term of the swap, based on the forward interest rate swap curve as of December 31, 2001.

        The estimated fair value of the Company's other financial instruments, such as cash and cash equivalents, accounts receivable and accounts payable, have been determined to approximate carrying value based on the short-term nature of those financial instruments.

                                      -17-

11.     STOCK OPTIONS

        In conjunction with the Company's acquisition discussed in Note 1, all options outstanding on that date became 100% vested, and the Company recognized a $3,121 charge to operations on February 22, 2002 representing the difference between the respective options' exercise price and the per share acquisition price of $12.00. All outstanding options were terminated upon the Company's acquisition by JEI.

        The Company had two stock option plans: the 1994 Employees' Incentive
        Stock Option Plan ("1994 Plan") and the 1996 Incentive Stock Option Plan
        ("1996 Plan"). The 1994 Plan provided for the grant of incentive stock options to officers, directors and employees of the Company for 300,000 shares of common stock. The 1996 Plan provided for the grant of stock options, including incentive stock options and non-qualified stock options for 500,000 shares of common stock. Stock option transactions are summarized as follows:

                                                                                                    WEIGHTED
                                                                                                     AVERAGE
                                        NUMBER OF                     EXERCISE                    EXERCISE PRICE
                                         SHARES                    PRICE PER SHARE                 PER SHARE
                                       -----------    -----------------------------------------   --------------
        Outstanding at
         January 1, 2000                   590,300    $       5.63          --     $       8.38   $         6.07
                                       -----------
         Granted                            45,000    $                                    6.46   $         6.46
         Exercised                         (15,000)   $                                    6.19   $         6.19
         Forfeited                          (4,250)   $                                    8.38   $         8.38
                                       -----------
        Outstanding at
         December 31, 2000                 616,050    $       5.63          --     $       8.38   $         6.08
                                       -----------
         Exercised                         (24,167)   $       6.19          --     $       8.38   $         6.53
         Forfeited                         (77,633)   $       5.63          --     $       8.38   $         6.93
                                       -----------
        Outstanding at
         December 31, 2001                 514,250    $       5.63          --     $       8.38   $         5.93

         Exercised                        (514,250)   $       5.63          --     $       8.38   $         5.93
                                       -----------
        Outstanding at
         December 31, 2002
                                       ===========

        Options granted under the 1994 Plan generally vested proportionately over three years on June 30 following the grant date. Options granted under the 1996 Plan generally vested proportionately over three years on each of the first, second, and third anniversary dates of the grant.

                                      -18-

12.     INCOME TAXES

        The Company's income tax expense varies from the amount expected by applying the federal tax rate due to the following items:

                                                                        JANUARY 1,2002
                                                                           THROUGH
                                                                       FEBRUARY 22, 2002          2001          2000
                                                                       -----------------   --------------   --------------
                  Expected federal income tax expense (benefit)        $          (1,970)  $        2,477   $        2,869
                  Valuation allowance                                              1,791
                  Non-deductible privatization costs                                 251              406
                  Other, net                                                         (72)             234              107
                                                                       -----------------   --------------   --------------
                  Total                                                $                   $        3,117   $        2,976
                                                                       =================   ==============   ==============

        The Company's deferred income taxes at December 31, 2001, is comprised of the following:

                                                                     2001
                                                                --------------
        Deferred income tax assets:
         Accrued expenses                                        $         547
         Derivative financial instrument                                   778
                                                                --------------
         Total gross deferred income tax assets                          1,325

        Deferred income tax liabilities:
         Land and gaming facilities basis differences                      172
         Start-up costs and intangible assets                              424
         Derivative financial instrument                                   106
                                                                --------------

         Total gross deferred income tax liabilities                       702
                                                                --------------
        Net deferred income tax asset (liability)               $          623
                                                                ==============

        Net deferred income tax expense allocated to stockholders' equity was
        $672, $(672) and $0 for the years ended December 31, 2002, 2001 and
        2000, respectively. Total deferred income tax expense was $20 and $401 in 2001 and 2000, respectively.

        Although realization is not assured, management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred income tax assets. A valuation allowance against deferred income tax assets at December 31, 2001, was not considered necessary because management believed it is more likely than not the deferred income tax asset will be fully realized. The
        Company had no deferred tax assets at December 31, 2002 as described below.

        On March 11, 2002, the Company and the LLC received notice from the
        Internal Revenue Service asserting deficiencies in federal corporate income taxes for the Company's 1998 tax year. The proposed adjustment indicates an increase to taxable ordinary income for the 1998 tax year of $1,193, and relates to the deductibility of depreciation taken against certain costs incurred by the LLC to build and improve public assets. The Company and the LLC have analyzed these matters and believe it has meritorious defenses to the deficiencies asserted by the Internal
        Revenue Service. The Company and the LLC will

                                      -19-

        contest the asserted deficiencies through the administrative appeals process. The Company and the LLC believe that any amounts assessed for the 1998 and future tax years will not have a material effect on the
        Company's financial position or results of operations. Due to the preliminary nature of this proceeding, management is unable to reasonably estimate the amount, or range of amounts, of any potential income tax liability associated with the notice.

        In conjunction with the Company's acquisition on February 22, 2002, discussed in Note 1, effective on this date the Company filed an election to change its tax status as a C-Corporation to an
        S-Corporation. Subsequent to the conversion to an S-Corporation, no provision for federal income taxes has been reflected in the Company's financial statements as the stockholders will report any taxable income or loss of the Company on their personal tax returns. Furthermore, the
        Company has provided a valuation allowance against its net income tax benefit at February 22, 2002 due to uncertainties surrounding its ultimate collectibility.

13.     RELATED PARTIES

        The Company and JEI shared a management fee of 5% of adjusted gross gaming proceeds for the gaming operations of the LLC. For the first year of operations, the sharing ratio of this management fee was disbursed
        60% to the Company and 40% to JEI. For all subsequent periods of operations, the management fee was disbursed 50% to the Company and 50%
        to Diversified. During the periods ended December 31, 2002, 2001 and
        2000, JEI was paid $228, $1,541 and $1,453, respectively, for management fees from the LLC. On February 22, 2002 in conjunction with the
        Company's acquisition discussed in Note 1, the management fee was terminated.

        Effective October 1, 1997, the Company entered into an agreement with an affiliate of an officer, director and significant stockholder of the
        Company to assist the Company in its efforts to research, develop, perform due diligence and possibly acquire new gaming opportunities. The agreement, as amended, expired December 31, 2002. The annual cost to the
        Company under the agreement was $450, $225, and $225 in 2002, 2001 and
        2000 respectively.

14.     COMMITMENTS AND CONTINGENCIES

        Along with the Company, the LLC and other LLC members were named as defendants in an action for trespass brought in late January 1998. The action was dismissed without prejudice on January 3, 1999. A trustee was appointed by the court on December 22, 1998 to represent the purported interests of the former plaintiff, if any. The trustee filed a similar action in September 1999 against the previous defendants, including the
        Company, containing essentially the same allegations as the previous case. During 2002, the Company settled this action for $58. The full amount of the settlement has been accrued as of December 31, 2001, and is included as a component of accounts payable and accrued expenses, and marketing, general and administrative expenses, in the accompanying consolidated financial statements.

        On June 25, 1999, a complaint against the LLC and John Does 1-3 was filed by a casino operating downstream from these casinos. The complaint alleges, among other things, that the plaintiff is being damaged by subsurface water flows onto its property from the LLC property and the properties of John Does 1-3. The LLC has denied all liability and has turned the matter over to its insurance carrier for defense. The Company does not believe the suit has merit and will continue to defend against the allegations alleged by the plaintiff. We are unable to reasonably estimate the amount or range of amounts, if any associated with this litigation. However, the Company does not believe the suit will result in any material liability.

                                      -20-

        The Company is also involved in routine litigation arising in the ordinary course of business. These matters are believed by the Company to be covered by appropriate insurance policies.

        On January 1, 1997, the Gilpin Hotel Casino Employees' 401(k) Plan
        (re-named Black Hawk Gaming & Development Company's 401(k) Plan on March
        31, 1999) (the "Plan") was organized and began accepting contributions on September 1, 1997. The Plan is a defined contribution plan covering eligible employees of the Company. The Plan allows eligible employees to make tax-deferred contributions that are matched by the Company up to a specified level. The Company contributed approximately $263, $274 and
        $237 to the Plan for the years ended December 31, 2002, 2001 and 2000, respectively.

15.     SEGMENT INFORMATION

        As defined by SFAS No. 131, the Company has two geographically defined reportable segments comprised of (1) the Gilpin and The Lodge, in Black
        Hawk, Colorado and (2) the GDW, in Reno, Nevada. The Corporate
        operations represent all other revenues and expenses, and they are also shown. All inter-segment and inter-company transactions and balances have been eliminated.

        The casinos in Black Hawk, Colorado, primarily serve the residents of metropolitan Denver, Colorado. As such, the Company believes that significantly all revenues are derived from within 150 miles of that geographic area.

        The casino in Reno, Nevada, caters to the "locals" market. The Company believes that significantly all revenues are derived from Reno, Nevada and surrounding areas.

        The accounting policies of these segments are the same as those described in Note 2.

                                      -21-

        Segment financial information as of and for the years ended December 31,
        2002, 2001 and 2000 is presented as follows. Segment financial information as of and for the year ended December 31, 2000 is not presented for the Reno, Nevada segment as the Company did not operate in that segment prior to January 2001.

                                                                              2002             2001             2000
                                                                         --------------   --------------   --------------
                                                                                      (DOLLARS IN THOUSANDS)

        Net revenues:
         Black Hawk, Colorado                                            $       75,960   $       80,038   $       78,875
         Reno, Nevada                                                            18,874           18,511
                                                                         --------------   --------------   --------------
        Total net revenues                                               $       94,834   $       98,549   $       78,875
                                                                         ==============   ==============   ==============
        Depreciation and amortization:
         Black Hawk, Colorado                                            $        6,454   $        5,753   $        5,736
         Reno, Nevada                                                             1,404            2,020
         Corporate                                                                   37               16               10
                                                                         --------------   --------------   --------------
        Total depreciation and amortization                              $        7,895   $        7,789   $        5,746
                                                                         ==============   ==============   ==============
        Operating income:
         Black Hawk, Colorado                                            $       14,786   $       15,397   $       15,769
         Reno, Nevada                                                             3,788            2,731
         Corporate                                                               (6,444)          (3,723)          (2,133)
                                                                         --------------   --------------   --------------
        Total operating income                                                   12,130           14,405           13,636
                                                                         ==============   ==============   ==============
        Interest income:
         Black Hawk, Colorado                                            $           29   $          136   $          261
         Reno, Nevada                                                                 2               20
         Corporate                                                                    9               26               24
                                                                         --------------   --------------   --------------
        Total interest income                                            $           40   $          182   $          285
                                                                         ==============   ==============   ==============
        Interest expense:
         Black Hawk, Colorado                                            $      (12,610)  $       (3,420)  $       (3,424)
         Reno, Nevada                                                            (2,202)          (1,851)
                                                                         --------------   --------------   --------------
        Total interest expense                                           $      (14,812)  $       (5,271)  $       (3,424)
                                                                         ==============   ==============   ==============
        Income before minority interest and income taxes:
         Black Hawk, Colorado                                            $        8,525   $       12,113   $       12,606
         Reno, Nevada                                                                88              900
         Corporate                                                               (6,090)          (3,697)          (2,109)
                                                                         --------------   --------------   --------------
        Total income before minority interest
        and income taxes                                                 $        2,523   $        9,316   $       10,497
                                                                         ==============   ==============   ==============

                                      -22-

                                                                 DECEMBER 31,         DECEMBER 31,
                                                                     2002                 2001
                                                             ------------------    -----------------
        Total assets:
         Black Hawk, Colorado                                $          113,416    $          96,033
         Reno, Nevada                                                    23,962               30,090
         Corporate                                                        8,081               23,783
          Total assets                                                  145,459              149,906
                                                             ------------------    -----------------
        Corporate adjustments and eliminations                           (8,768)             (20,212)
                                                             ------------------    -----------------
        Consolidated total assets                            $          136,691    $         129,694
                                                             ==================    =================
        Additions to long lived assets:
        Black Hawk, Colorado                                 $            3,580    $           2,766
        Reno, Nevada                                                      1,719                2,126
        Corporate                                                           122                   75
                                                             ------------------    -----------------
        Total additions to long lived assets                 $            5,421    $           4,967
                                                             ==================    =================
        Long-term debt:
         Black Hawk, Colorado                                $           77,982    $          41,412
         Reno, Nevada                                                    22,300               22,300
                                                             ------------------    -----------------
        Total long-term debt                                 $          100,282    $          63,712
                                                             ==================    =================

                                     * * * *

                                      -23-